Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Signet Jewelers Limited:

We consent to the incorporation by reference in the registration statements (Nos. 333-153435, 333-09634, 333-134192, 333-12304, 333-153422, 333-159987 and 333-08964) on Form S-8 of Signet Jewelers Limited of our report dated March 25, 2010, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of January 30, 2010 and January 31, 2009, and the related consolidated income statements, and consolidated statements of shareholders’ equity, accumulated other comprehensive income, and cash flows for each of the 52 week periods ended January 30, 2010, January 31, 2009, and February 2, 2008 and the effectiveness of internal control over financial reporting as of January 30, 2010, which report appears in the January 30, 2010 Annual Report on Form 10-K of Signet Jewelers Limited.

KPMG Audit Plc

London, United Kingdom
March 30, 2010